AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This AMENDMENT to the INVESTMENT ADVISORY AGREEMENT (the “Amendment”) is effective as of October 19, 2004, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”) and VALIC COMPANY I (“VC I”).

RECITALS

WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition as Covered Funds of the Inflation Protected Fund, the Large Capital Growth Fund and the Mid Capital Growth Fund; and

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and VC I agree as follows:

1.	Schedule A Amendment. Addition of the new Covered Funds.

Covered Fund	Fee
Inflation Protected Fund	0.50% on first $250 million
0.45% on next $250 million
0.40% on assets over $500 million

Large Capital Growth Fund	0.75% on first $250 million
0.70% on next $250 million
0.65% on assets over $500 million

Mid Capital Growth Fund	0.70% on first $250 million
0.65% on next $250 million
0.60% on assets over $500 million

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		VALIC COMPANY I

By:	/S/ MARY CAVANAUGH	By:	/S/ NORI L. GABERT
Name:		Name:
Title:		Title:

VALIC COMPANY I

SCHEDULE A

to Investment Advisory Agreement

(Effective October 19, 2004)

Annual Fee computed at the following annual rate, based on average monthly net assets value and payable monthly:

Asset Allocation Fund	0.50%

Blue Chip Growth Fund	0.80%

Capital Conservation Fund	0.50%

Core Equity Fund	0.80%

Government Securities Fund	0.50%

Growth and Income Fund	0.75%

Health Sciences Fund	1.00%

Income & Growth Fund	0.77%

Inflation Protected Fund	0.50% on first $250 million 0.45% on next $250 million 0.40% on assets over $500 million

International Equities Fund	0.35% on the first $500 million 0.25% on assets over $500 million

International Government Bond Fund	0.50%

International Growth I Fund	0.95%

Large Cap Growth Fund	0.85%

Large Capital Growth Fund	0.75% on first $250 million 0.70% on next $250 million 0.65% on assets over $500 million

Mid Cap Index Fund	0.35% on the first $500 million 0.25% on assets over $500 million

Mid Capital Growth Fund	0.70% on first $250 million 0.65% on next $250 million 0.60% on assets over $500 million

Money Market I Fund	0.50%

Nasdaq-100® Index Fund	0.40%

Science & Technology Fund	0.90%

Small Cap Fund	0.90%

Small Cap Index Fund	0.35% on the first $500 million 0.25% on assets over $500 million

Social Awareness Fund	0.50%

Stock Index Fund	0.35% on the first $500 million 0.25% on assets over $500 million

Value Fund	0.78%